     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1999


                                                      REGISTRATION NO. 333-72799

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              THESTREET.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    7374                                  06-15150824
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NO.)                    IDENTIFICATION NO.)

                            ------------------------

                               TWO RECTOR STREET
                            NEW YORK, NEW YORK 10006
                                 (212) 271-4004
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                KEVIN W. ENGLISH
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              THESTREET.COM, INC.
                               TWO RECTOR STREET
                            NEW YORK, NEW YORK 10006
                                 (212) 271-4004
                                 (800) 562-9571
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies To:

                  DAVID J. GOLDSCHMIDT, ESQ.                                       ALEXANDER D. LYNCH, ESQ.
          SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                                 ALAN P. BLAUSTEIN, ESQ.
                       919 THIRD AVENUE                                        BROBECK, PHLEGER & HARRISON LLP
                   NEW YORK, NEW YORK 10022                                       1633 BROADWAY, 47TH FLOOR
                       (212) 735-3000                                              NEW YORK, NEW YORK 10019
                                                                                       (212) 581-1600

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                    TITLE OF EACH CLASS                              PROPOSED MAXIMUM                   AMOUNT OF
               OF SECURITIES TO BE REGISTERED                  AGGREGATE OFFERING PRICE(1)           REGISTRATION FEE
Common Stock, par value $.01 per share (including the
associated Rights to purchase Series A Junior Participating
Stock)(2)...................................................  $75,000,000                     $20,850.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(2) The Rights to purchase shares of our Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby. Value attributed to such Rights, if any, is reflected in the market price of our common stock.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by the Company. All amounts are estimates, other than the SEC registration fee, the NASD fee, and the Nasdaq listing fee.


SEC Registration fee.......................................   $20,850.00
NASD fee...................................................   $ 8,000.00
Nasdaq listing fee.........................................            *
Accounting fees and expenses...............................            *
Legal fees and expenses....................................            *
Director and officer insurance expenses....................            *
Printing and engraving.....................................            *
Transfer Agent fees and expenses...........................            *
Blue sky fees and expenses.................................            *
Miscellaneous expenses.....................................            *
                                                              ----------
  Total....................................................   $        *
                                                              ----------
                                                              ----------


------------------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' ties, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     -- for any breach of the director's duty of loyalty to TheStreet.com or its stockholders;

     -- for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     -- under the section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

     -- for any transaction from which the director derived an improper personal benefit.

     These provisions are permitted under Delaware law.

     Our Amended and Restated Bylaws provide that:

     -- we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

     -- we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

     -- we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

     The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since its inception, we issued and sold the following securities to certain corporate and institutional investors and high net worth individuals, including certain of our directors and officers, in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder:

     From our inception as a limited liability company in June 1996, until May 1998, we were financed through contributions from our founders and through loans at the prime interest rate plus 1%. In return for their contributions, our founders received certain amounts of our Class A, B, C and D membership units of the limited liability company and a lender received Class E units.

     In May 1998, our Board of Directors approved our reorganization from a limited liability company into a C Corporation. As part of this reorganization, each Class C membership unit was converted into 181.81818 shares of our common stock. In addition, our Class A and Class B membership units were converted into shares of our Series A 9 1/2% Cumulative Preferred Stock and Series C Preferred Stock at a ratio of one preferred share per $100 of both Class A and Class B membership units. Our Class D and Class E membership units were converted into shares of our Series A 9 1/2% Cumulative Preferred Stock at a ratio of one preferred share per $100 of Class D and Class E membership units.

     In May 1998, we sold 101,475 shares of our Series B 9 1/2% Cumulative Preferred Stock ("Series B Preferred Stock") and 3,418,333 shares of our common stock for an aggregate price of approximately $10,000,000.

     In December 1998, we sold 243,891 shares of our Series B Preferred Stock and 4,072,778 shares of our common stock for an aggregate price of approximately $25,000,000.

     In February 1999, we sold 83,333 shares of our common stock for an aggregate price of $1,000,000.

     In February 1999, we also sold 37,728 shares of our Series B Preferred Stock and 1,320,901 shares of our common stock to The New York Times Company for an aggregate consideration of $15,000,000 in cash and services.

     From time to time, we have granted stock options to employees. The following table sets forth information regarding the grants during the past three fiscal years:

                                                                      NUMBER OF        WEIGHTED AVERAGE
                                                                     SHARES GRANTED    EXERCISE PRICE
                                                                     --------------    ----------------
June 18, 1996 (inception) through December 31, 1996...............             --               --
January 1, 1997 through December 31, 1997.........................             --               --
January 1, 1998 through December 31, 1998.........................      1,663,953           $ 0.12

     No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT         DESCRIPTION OF EXHIBIT
--------        -----------------------------------------------------------------------------------------------------
     1.1  --    Underwriting Agreement**
     3.1  --    Amended and Restated Certificate of Incorporation of TheStreet.com**
     3.2  --    By-laws of TheStreet.com, as amended**
     4.1  --    Amended and Restated Registration Rights Agreement dated as of December 21, 1998 among TheStreet.com and stockholders named therein
     4.2  --    TheStreet.com's Rights Plan dated             , 1999**
      4.  --    Specimen Certificate for TheStreet.com's common stock**
     5.1  --    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP**
    10.1  --    License Agreement, dated February 17, 1999, between Yahoo! Inc. and TheStreet.com, Inc.+
    10.2  --    The Amended and Restated 1998 Stock Incentive Plan of the TheStreet.com**
    10.3  --    Interactive Services Agreement, dated April 16, 1998, between America Online, Inc. and TheStreet.com,
                L.L.C.+
  10.3.1  --    Letter, dated July 24, 1998 from America Online, Inc.
    10.4  --    Content License and Marketing Agreement, dated as of January 12, 1999, between E*TRADE Group, Inc.
                and TheStreet.com, Inc.+
    10.5  --    Employment Agreement, dated, October 6, 1998, between Kevin English and TheStreet.com, Inc.**
    10.6  --    Employment Agreement, dated February 22, 1999, between James Cramer and TheStreet.com, Inc.**
    10.7  --    Content License Agreement, dated January 1, 1998, between Yahoo! Inc. and TheStreet.com, Inc.+
    16.1  --    Letter, dated March 2, 1999 from Anchin, Block and Anchin LLP
    23.1  --    Consent of Arthur Andersen LLP*
    23.2  --    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)**
    24.1  --    Power of Attorney (contained on the signature pages of this Registration Statement)*
    99.1  --    Consent of Michael Golden*


------------------

 * Previously filed





** To be filed by amendment.



 + Confidential treatment has been requested for certain portions of these documents.

     (b) Financial Statement Schedules.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON MARCH 10, 1999.



                                          TheStreet.com, Inc.


                                          By:               *

                                              ----------------------------------
                                            Name: Kevin English
                                            Title:  Chairman of the Board of
                                                    Directors, Chief Executive
                                                    Officer and President



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED BELOW.



                SIGNATURE                                      TITLE                             DATE
------------------------------------------  --------------------------------------------   -----------------
                    *                       Chairman of the Board of Directors, Chief         March 10, 1999
------------------------------------------  Executive Officer and President
              Kevin English


            /s/ Paul Kothari                Chief Financial Officer                           March 10, 1999
------------------------------------------
               Paul Kothari


                    *                       Editor-in-Chief and Director                      March 10, 1999
------------------------------------------
               Dave Kansas


                    *                       Director                                          March 10, 1999
------------------------------------------
             James J. Cramer


                    *                       Director                                          March 10, 1999
------------------------------------------
              Martin Peretz


                    *                       Director                                          March 10, 1999
------------------------------------------
               Fred Wilson


                    *                       Director                                          March 10, 1999
------------------------------------------
              Jerry Colonna


                    *                       Director                                          March 10, 1999
------------------------------------------
           Edward F. Glassmeyer


* By:        /s/ Paul Kothari               Attorney-In-Fact                                  March 10, 1999
     -------------------------------------
               Paul Kothari

EXHIBIT         DESCRIPTION OF EXHIBIT
--------        -----------------------------------------------------------------------------------------------------
     1.1  --    Underwriting Agreement**
     3.1  --    Amended and Restated Certificate of Incorporation of TheStreet.com**
     3.2  --    By-laws of TheStreet.com, as amended**
     4.1  --    Amended and Restated Registration Rights Agreement dated as of December 21, 1998 among TheStreet.com and stockholders named therein
     4.2  --    TheStreet.com's Rights Plan dated             , 1999**
      4.  --    Specimen Certificate for TheStreet.com's common stock**
     5.1  --    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP**
    10.1  --    License Agreement, dated February 17, 1999, between Yahoo! Inc. and TheStreet.com, Inc.+
    10.2  --    The Amended and Restated 1998 Stock Incentive Plan of the TheStreet.com**
    10.3  --    Interactive Services Agreement, dated April 16, 1998, between America Online, Inc. and TheStreet.com,
                L.L.C.+
  10.3.1  --    Letter, dated July 24, 1998 from America Online, Inc.
    10.4  --    Content License and Marketing Agreement, dated as of January 12, 1999, between E*TRADE Group, Inc.
                and TheStreet.com, Inc.+
    10.5  --    Employment Agreement, dated, October 6, 1998, between Kevin English and TheStreet.com, Inc.**
    10.6  --    Employment Agreement, dated February 22, 1999, between James Cramer and TheStreet.com, Inc.**
    10.7  --    Content License Agreement, dated January 1, 1998, between Yahoo! Inc. and TheStreet.com, Inc.+
    16.1  --    Letter, dated March 2, 1999 from Anchin, Block and Anchin LLP
    23.1  --    Consent of Arthur Andersen LLP*
    23.2  --    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)**
    24.1  --    Power of Attorney (contained on the signature pages of this Registration Statement)*
    99.1  --    Consent of Michael Golden*


------------------

 * Previously filed





** To be filed by amendment.



 + Confidential treatment has been requested for certain portions of these documents.